Exhibit 1

February 21, 2001


Securities and Exchange Commission
Washington, D.C.

Ladies and Gentlemen:

We were previously principal accountants for Global Technologies, Ltd. and under date of September 27, 2000, except for Note 20(f) which is as of October 4, 2000, we reported on the consolidated balance sheets of Global Technologies, Ltd. and subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for the year ended June 30, 2000, the Transition period ended June 30, 1999 and the year ended October 31, 1998. On February 1, 2001, we were advised by Global Technologies, Ltd. that our appointment as principal accountants was terminated. We have read Global Technologies, Ltd.'s statements contained under
Item 4 of its  Form  8-K  dated  February  12,  2001,  and we  agree  with  such statements, except that we are not in a position to agree or disagree with Global Technologies, Ltd.'s statements that the change and appointment of BDO Seidman, LLP, was approved by the Board of Directors of the Company, nor are we in a position to agree or disagree with Global Technologies, Ltd.'s statement that they received on February 5, 2001 our confirmation of termination dated February 1, 2001, nor are we in a position to agree or disagree with Global Technologies, Ltd.'s statement that BDO Seidman, LLP was not consulted prior to its engagement regarding the application of accounting principles to a specified transaction or the type of opinion that might be rendered on Global Technologies, Ltd.'s financial statements.


                                          /s/ KPMG LLP